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                                                                    EXHIBIT 23.2


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 of the Registration Statement (Form S-4) and related Prospectus of Electroglas, Inc. for the registration of 1,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated January 21, 1997 (except for Note 11, as to which the date is March 12, 1997), with respect to the consolidated financial statements of Electroglas, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                         /s/ Ernst & Young LLP


San Jose, California
April 14, 1997